Exhibit 10.1

EXECUTION VERSION

J. CREW GROUP, INC.

January 26, 2020

VIA EMAIL

Jan Singer

Dear Jan:

Pursuant to our discussions regarding your employment with J. Crew Group, Inc. (the “Company”), we thought it would be useful to lay out the terms and conditions of our agreement in this letter agreement (this “Agreement”) for all parties to sign.  This Agreement will be effective as of the date hereof, with your employment to commence on February 2, 2020 (the “Commencement Date”).

In consideration of the premises and mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company hereby agree as follows:

1.	Employment

1.1Position and Duties.  You will be employed as Chief Executive Officer of the Company with responsibility for the J. Crew lines of business (“J Crew”), including but not limited to J. Crew Retail and J. Crew Factory, but excluding all Madewell lines of business and operations (“Madewell”) as described in the Chinos Holdings, Inc. Form S-1 originally filed with the Securities Exchange Commission on September 13, 2019, as amended from time to time, and you hereby agree to serve in such capacity, commencing effective as of the Commencement Date and ending on your Termination Date (as defined below) (such period, the “Employment Period”).  The consummation of any transactions whereby Madewell is separated from J. Crew Group, Inc. is referred to as the “Madewell Separation.”  You will have the duties, authority and responsibilities commensurate with such position.  You will report directly to the Board of Directors of the Company (the “Board”).  At all times during the Employment Period, you will be appointed to, and shall serve as a member of, the Board (or any successor thereto).  Your employment will be located at the Company’s headquarters in New York, New York.

1.2Outside Activities.  During the Employment Period, you shall devote substantially all of your business time and energy, attention, skills and ability to the performance of your duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company and its Affiliates (as defined below).  Accordingly, you may not, directly or indirectly, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company); provided, that it shall not be a violation of the foregoing for you to act or serve as a director, trustee or committee member of any civic or charitable organization or, with prior written consent of the Board, one privately-held for-profit organization that is not competitive with the Company or its Affiliates, or to manage your personal, financial and legal affairs, so long as such activities do not interfere with the performance of your duties and responsibilities to the Company and its Affiliates as provided hereunder.  For purposes of this Agreement, except as otherwise expressly provided herein, “Affiliate” means any entity or person directly or indirectly controlled by or in common control with the Company.  For the avoidance of doubt, except with respect to Section 4.3 of this Agreement, “Affiliate” does not include any other portfolio company or investment fund associated with TPG Capital or Leonard Green Partners, other than the Company and its subsidiaries.

2.	Compensation and Benefits

2.1Base Salary.  During the Employment Period, your annual base salary (the “Base Salary”) shall be not less than $1,250,000; provided, that the Base Salary may be reduced below such amount in connection with a general reduction in base salary applicable to senior management of the Company generally.  The Base Salary will be paid pursuant to regular Company payroll practices for the senior management of the Company and shall be reviewed annually by the Company.

2.2Bonuses

(A)Annual Bonus.  In addition to the Base Salary, you will have the opportunity to earn an annual bonus (the “Annual Bonus”) for each fiscal year during the Employment Period, with a target amount equal to one hundred fifty percent (150%) of the Base Salary, subject to the Company’s achievement of certain performance goals (determined by the Company for each fiscal year in accordance with the Company’s bonus plan) and/or your achievement of those individual performance goals as may be established by the Company.  Notwithstanding the Company’s and/or your individual performance, your Annual Bonus for the Company’s fiscal year ending January 30, 2021 shall be no less than your target Annual Bonus of $1,875,000.  Except as otherwise provided in Section 3.4, you will be eligible to receive any Annual Bonus hereunder only if you are actively employed with the Company and not in breach of this Agreement, in each case, as of the date of payment of such bonus.

(B)Sign-On Bonus.  The Company shall pay you a sign-on bonus (the “Sign-On Bonus”) of $2,500,000, payable in a single lump sum within thirty (30) days following the Commencement Date, provided you are actively employed with the Company and not in breach of this Agreement on such date of payment.  If your employment is terminated for Cause or you resign without Good Reason (as each such term is defined below) on or prior to the first (1st) anniversary of the Commencement Date, you must repay one hundred percent (100%) of the Sign-On Bonus ($2,500,000) within thirty (30) days following the Termination Date.  If your employment is terminated for Cause or you resign without Good Reason on or prior to the second (2nd) anniversary of the Commencement Date, you must repay fifty percent (50%) of the Sign-

On Bonus ($1,250,000) within thirty (30) days of the Termination Date.  If you become eligible for Severance Payments (as defined below) in connection with a termination of your employment (i) occurring on or prior to the first (1st) anniversary of the Commencement Date, such Severance Payments shall be reduced by an amount equal to fifty percent (50%) of the Sign-On Bonus ($1,250,000), and (ii) occurring after the first (1st) anniversary of the Commencement Date but on or prior to the second (2nd) anniversary of the Commencement Date, such Severance Payments shall be reduced by an amount equal to twenty-five percent (25%) of the Sign-On Bonus ($625,000) (the reduction described in clauses (i) and (ii) of this sentence, as applicable, the “Offset”).  The total amount of any Offset shall be taken in equal installments from the Severance Payments made to you over the first twelve (12) months following the Termination Date and, to the extent such Severance Payments do not satisfy the Offset, you must repay any amount that is not so satisfied to the Company within thirty (30) days of its written request for such repayment.

(C)Performance Incentive Bonus. During the Employment Period, you will be eligible to earn an additional bonus (the “Performance Incentive Bonus”) in an aggregate amount of $15,000,000, earned in three tranches of $5,000,000 each based upon the achievement of performance goals established by the Board in good faith within ninety (90) days of the Commencement Date.  Each such performance goal shall be determined on a trailing twelve (12) fiscal month basis and must be sustained for a period of at least two full fiscal quarters following the initial achievement.  The measurement period for the Performance Incentive Bonus shall begin as of your Commencement Date. Payment of any tranche of the Performance Incentive Bonus shall be made as soon as reasonably practicable following the Company’s determination that the applicable performance goals have been achieved with respect to such tranche, but in no event later than two and one-half (2.5) months following the end of the fiscal year in which such applicable performance goals have been achieved.  Except as otherwise provided in Section 3.4(D), you will be eligible to receive payment of any tranche of the Performance Incentive Bonus hereunder only if you are actively employed with the Company and not in breach of this Agreement, in each case, as of the date of such payment.

2.3Equity Award.  As soon as reasonably practicable following the Madewell Separation, you will be granted an award of restricted common equity (the “Equity Award”) representing four percent (4%) of the fully diluted equity of any entity or other holding company of the successor to the Company which shall issue equity to management of J Crew following the Madewell Separation (“Equity Issuer”), subject to approval of the board of Equity Issuer and the terms and conditions of the applicable company formation documents, equity incentive plan and equity award agreement thereunder (collectively, the “Equity Documents”).  Fifty percent (50%) of the Equity Award will be subject to time-based vesting (the “Time-Based Award”), and will vest in equal installments on each of the first (1st), second (2nd), third (3rd) and fourth (4th) anniversaries of the date of grant.  Fifty percent (50%) of the Equity Award will be subject to performance-based vesting (the “Performance-Based Award”), and will vest as to (i) one-third (1/3) of the Performance-Based Award upon the achievement of Adjusted EBITDA of the successor to the Company (“J Crew EBITDA”) of no less than $100,000,000, (ii) as to an additional one-third (1/3) of the Performance-Based Award upon the achievement of J Crew EBITDA of no less than $150,000,000 and (iii) as to the remaining one-third (1/3) of the

Performance-Based Award upon the achievement of J Crew EBITDA of no less than $200,000,000.  In each case, J Crew EBITDA achievement shall be determined by the Board in good faith on a trailing twelve (12)-fiscal month basis beginning after the date of grant (with the first such determination occurring at the end of the fiscal month following first anniversary of the date of grant) and each EBITDA target level must be sustained for a period of at least two full fiscal quarters following the initial achievement.  For this purpose, J Crew EBITDA shall be determined in accordance with J Crew’s financial statements, as determined by the Board in good faith.  Following the date hereof, the Board shall adjust the foregoing J Crew EBITDA targets equitably and in good faith to reflect the consequences of any future acquisitions or dispositions (other than the Madewell Separation).  Except as otherwise provided in Section 3.4, each portion of the Equity Award will vest only if you are actively employed with the Company and not in breach of this Agreement, in each case, as of the applicable vesting date.  Notwithstanding the foregoing, if the Madewell Separation does not occur on or prior to January 30, 2021, the Board, after consultation with you, will approve an alternative equity-based award in Chinos Holdings, Inc., or such other entity as the Board shall determine, of an aggregate value and subject to performance vesting terms, in each case, reasonably comparable to those described above (in which case references to the Equity Award shall refer to such alternative award).

2.4Employee Benefits.  During the Employment Period, you will be entitled to participate in the Company’s benefit package made generally available to other senior management of the Company, subject to the applicable terms of each benefit plan.  Currently, the Company’s benefit package includes twenty-two (22) paid time-off days, holidays, life insurance, medical insurance, a matching 401(k) tax-deferred savings plan, a flexible spending account, and the associate discount.  The Company reserves the right to change these benefits at any time in its sole discretion.  You will be entitled to vacation in accordance with the Company’s paid time-off policy, such paid time-off to be taken at your discretion, subject to the needs of the business.

2.5Business Expense Reimbursement.  The Company will promptly reimburse you for all reasonable business expenses you incur in connection with the performance of your duties and responsibilities hereunder, subject to your presenting statements of such expenses in accordance with the Company’s applicable policies and procedures as may be in effect from time to time.

2.6Relocation Benefits.  In connection with your relocation to the New York metropolitan area, expected to occur in the summer of 2020, the Company shall pay or reimburse you for your reasonable and actual relocation expenses, up to a maximum amount of $200,000 (inclusive of any taxes imposed on the amounts paid or reimbursed) (the “Relocation Benefits”).  In addition, the Company shall pay or reimburse you for reasonable travel and short-term housing expenses prior to such relocation, up to a maximum reimbursement of $125,000.  In each case, such payment or reimbursement is subject to your presenting statements of such expenses in accordance with the Company’s applicable policies and procedures as may be in effect from time to time.  If your employment is terminated for Cause or you resign without Good Reason (i) on or prior to the first (1st) anniversary of the Commencement Date, you must repay one hundred percent (100%) of the Relocation Benefits, or (ii) after the first anniversary of the Commencement Date but on or prior to the second (2nd) anniversary of the Commencement

Date, you must repay fifty percent (50%) of the Relocation Benefits, in each case, within thirty (30) days of the Termination Date.

3.	Termination of Employment

3.1Manner of Termination.  Your employment with the Company hereunder may be terminated upon the earliest to occur of the following events:  (i) your death or Disability (as defined below); (ii) your resignation without Good Reason (as defined below) on at least three (3) months’ prior written notice (and you hereby acknowledge and agree that no limitation or restriction of your authority, duties or responsibilities during such notice period shall, in any event, constitute Good Reason); (iii) your resignation for Good Reason (as defined below); (iv) termination of your employment by the Company without Cause (as defined below); or (v) termination of your employment by the Company for Cause.  The date on which your employment is terminated hereunder for any reason is referred to herein as the “Termination Date.”

3.2Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below.

“Cause” shall mean (i) any act of material dishonesty, or your willful misconduct or gross negligence, in connection with your duties or responsibilities hereunder; (ii) your conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving fraud, embezzlement or any or act of moral turpitude; (iii) your willful and material breach of this Agreement, including without limitation the refusal to perform your duties and responsibilities hereunder (other than as a result of illness), provided, that the Company shall give you written notice specifying such breach and, to the extent it is reasonably susceptible to cure, thirty (30) days to cure it; (iv) your fraudulent act or omission adverse to the reputation of the Company or any of its Affiliates; (v) your willful disclosure of any material Confidential Information (as defined below) to persons not authorized to know the same; or (vi) your willful violation of or failure to comply with (a) any material Company policy, including without limitation the Code of Ethics and Business Practices, or (b) any legal or regulatory obligations or requirements, including, without limitation, failure to provide any certifications as may be required by law, provided, in each case, that to the extent such violation or failure to comply is reasonably susceptible to cure, you shall be given thirty (30) days to cure it.  Notwithstanding anything to the contrary in this Agreement, if the Board determines within thirty (30) days following your Termination Date that your employment could have been terminated for Cause if not for its termination for another reason, and disregarding any notice or cure provisions set forth in this definition, your employment shall be deemed for all purposes hereunder to have been terminated for Cause as of such Termination Date, and the Company shall be entitled immediately to cease providing any Severance Benefits to you or on your behalf and to recover any payments in the form of Severance Benefits made to you or on your behalf prior to such determination.

“Change in Control” shall have the meaning given to such term in the Equity Documents; provided that such transaction also constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.  For the avoidance of doubt, the Madewell Separation will not result in a Change in Control for purposes of this Agreement

“COBRA” shall mean Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended.

“Disability” shall mean your incapacity due to physical or mental illness or injury that results in your being unable to perform your duties hereunder for at least ninety (90) days out of any consecutive one hundred eighty (180)-day period, as determined by the Board.

“Good Reason” shall mean the occurrence of any of the following without your prior consent:  (i) any action by the Company that results in a material diminution in your position, authority, duties or responsibilities, as described herein (including any failure to appoint you to, and continue your seat on, the Board); (ii) a reduction by the Company in your Base Salary (except in the event of a reduction applicable to senior management generally) or your Annual Bonus opportunity, or a material failure by the Company to pay you any such amounts when due; (iii) a relocation of your principal place of employment to a place more than thirty-five (35) miles from the location of Company’s corporate headquarters as of the Commencement Date; (iv) a Restructuring (as defined below); or (v) a material breach of this Agreement or of your equity award agreement described in Section 2.3).  Termination of your employment for Good Reason shall not be effective (other than pursuant to clause (iii) above) unless you deliver to the Board written notice specifically identifying the Company’s conduct that you believe constitutes “Good Reason” within ninety (90) days of your knowledge of the first occurrence of such conduct, you provide the Board and the Company at least thirty (30) days to cure such conduct following the Board’s receipt of such written notice and, if such conduct is not cured, you terminate your employment within thirty (30) days following the expiration of such cure period.  For the avoidance of doubt, the occurrence of the Madewell Separation will not result in a basis for a resignation for Good Reason pursuant to this Agreement.

“Restructuring” shall mean a bankruptcy of the Company or similar out-of-court restructuring with respect to the Company’s indebtedness (but not, for the avoidance of doubt, a merger, a recapitalization, reorganization, sale of substantially all of the stock or assets or other disposition), in either case, that results in investment funds associated with TPG Capital and Leonard Green Partners directly or indirectly owning less than one third (1/3) of the Company.

3.3Payment of Accrued Obligations.  Upon termination of your employment for any reason, the Company shall provide you (or your estate) any Base Salary earned but unpaid as of the Termination Date, reimbursement of any remaining expenses in accordance with Sections 2.5 and 2.6, and payment of vested benefits under any applicable employee benefit plan, program or arrangement, in each case, according to its terms.  The Equity Award shall be treated in accordance with the terms and conditions of the applicable limited liability company agreement, equity incentive plan and equity award agreement thereunder, except as expressly provided below.

3.4Severance Payments.  Subject to Section 3.5, you shall become eligible for the following severance payments and benefits (collectively, the “Severance Payments”) on the terms and conditions described below.

(A)Upon Termination Due to Death or Disability.  If your employment is terminated due to your death or by the Company due to Disability, (i) the Company shall pay you (or your estate) the Annual Bonus earned for the fiscal year immediately prior to the fiscal year in which the Termination Date occurs, to the extent not previously paid (the “Prior-Year Annual Bonus”); (ii) the Company shall pay you (or your estate) the Annual Bonus that you would have earned, had the Employment Period not so terminated, based on actual performance for the fiscal year in which the Termination Date occurs, multiplied by a fraction the numerator of which shall be the number of days you were employed during such fiscal year and the denominator of which shall be the number of days in such fiscal year (the “Pro-Rated Annual Bonus”); and (iii) the Time-Based Award shall vest on a pro-rated basis with respect to the portion of the applicable vesting period completed as of the Termination Date.  The Prior-Year Annual Bonus and the Pro-Rated Annual Bonus each shall be payable when bonuses are generally paid to employees of the Company with respect to the applicable fiscal year to which such bonus relates, but in no event later than the date that is two and one-half (2.5) months following the end of the fiscal year in which the Termination Date occurs.

(B)Upon Termination Without Cause or Resignation for Good Reason.  If your employment is terminated by the Company without Cause (and other than due to death or Disability) or you resign for Good Reason, other than in the circumstances described in Section 3.4(C) or Section 3.4(D), (i) the Company shall pay you the Prior-Year Annual Bonus and the Pro-Rated Annual Bonus as provided in Section 3.4(A); (ii) the Time-Based Award, to the extent it remains outstanding and unvested, shall become vested as to the portion of the Time-Based Award that ordinarily would have become vested if you had remained in active employment with the Company for eighteen (18) months following the Termination Date (disregarding any accelerated vesting provisions), subject to the terms of the Equity Documents; (iii) the Performance-Based Award, to the extent it remains outstanding and unvested, shall remain outstanding and eligible to vest based on performance for twelve (12) months following the Termination Date, subject to the terms of the Equity Documents; (iv) provided you timely elect COBRA coverage to continue participation in the Company’s group medical, dental and/or vision plans (including, if applicable, continued participation for your spouse and dependents), the Company shall pay or reimburse you, on a monthly basis, an amount equal to the employer-paid portion of premiums for active employees who elect the same type of coverage, until the earlier of the date that is eighteen (18) months following the Termination Date and the date you become eligible for group health coverage from another employer (and you hereby agree that you shall notify the Company immediately upon obtaining new employment and provide all information regarding medical coverage reasonably requested by the Company) (the “COBRA Subsidy”); and (v) the Company shall pay you an amount equal to one and one-half times (1.5x) the sum of (x) the Base Salary and (y) your target Annual Bonus, payable in equal monthly installments in accordance with the ordinary payroll practices of the Company over eighteen (18) months following the Termination Date, provided, however, that such payments shall be reduced by the Offset.

(C)Upon Termination Without Cause or Resignation for Good Reason Following a Change in Control.  If your employment is terminated by the Company without Cause (and other than due to death or Disability) or you resign for Good Reason, in either case, within the twenty-four (24) months following a Change in Control, (i) the

Company shall pay you the Prior-Year Annual Bonus and the Pro-Rated Annual Bonus as provided in Section 3.4(A); (ii) the Time-Based Award, to the extent it remains outstanding and unvested, shall immediately vest in full; (iii) the Performance-Based Award, to the extent it remains outstanding and unvested, shall remain outstanding and eligible to vest based on performance for twelve (12) months following the Termination Date, subject to the terms of the Equity Documents; (iv) the Company shall pay or reimburse you the COBRA Subsidy as provided in Section 3.4(B); and (v) the Company shall pay you an amount equal to one and one-half times (1.5x) the sum of (x) the Base Salary and (y) your target Annual Bonus, payable in a single lump sum on the earliest date provided under Section 3.5, provided, however, that such payments shall be reduced by the Offset.

(D)Upon Resignation for Good Reason Due to a Restructuring.  If you resign for Good Reason in connection with a Restructuring, (i) the Company shall pay you the Prior-Year Annual Bonus and the Pro-Rated Annual Bonus as provided in Section 3.4(A); (ii) the Time-Based Award, to the extent it remains outstanding and unvested, shall immediately vest in full; (iii) the Performance-Based Award, to the extent it remains outstanding and unvested, shall remain outstanding and eligible to vest based on performance for twelve (12) months following the Termination Date, subject to the terms of the Equity Documents; (iv) the Company shall pay or reimburse you the COBRA Subsidy as provided in Section 3.4(B); and (v) the Company shall pay you an amount equal to two times (2.0x) the sum of the Base Salary and your target Annual Bonus, payable in a single lump sum on the earliest date provided under Section 3.5 if such Restructuring is also a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations and in equal monthly installments in accordance with the ordinary payroll practices of the Company over eighteen (18) months following the Termination Date otherwise, provided, however, that such payments shall be reduced by the Offset; and (vi) you shall be eligible to receive payment on any tranche of the Performance Incentive Bonus upon the Company’s determination within the twelve (12) months following the Termination Date that the applicable performance target has been achieved and sustained as described in Section 2.2(C), which payment shall be made as soon as reasonably practicable, but in all events within thirty (30) days, following such determination.

3.5Conditions to Severance Payments.  Notwithstanding anything to the contrary in this Agreement, the Severance Payments are wholly subject to and conditioned upon your (or, as applicable, your estate or beneficiary’s) execution and non-revocation of a separation agreement, including a general release and waiver of claims and, if requested by the Company, restrictive covenants that are of no broader scope and no longer duration than those included in Section 4 of this Agreement, in a form provided by the Company, which agreement must become effective and irrevocable within sixty (60) days following the Termination Date, and continued compliance with the provisions of Section 4.  Subject to the foregoing conditions and to Section 6.2, the Severance Payments shall commence on the Company’s first regular payroll date that is at least five (5) business days following the date on which such separation agreement becomes effective and irrevocable, with the first payment retroactive to the Termination Date; provided, however, that if the applicable sixty (60)-day period spans two (2) calendar years, the Severance Payments shall not commence until the second (2nd) calendar year.  Except as expressly set forth herein, the Company shall have no obligation to pay you any severance, termination pay or other similar compensation or benefits.

3.6Repayment of Sign-On Bonus and Relocation Benefits.  As described in Sections 2.2(B) and 2.6, you must repay one hundred percent (100%) of the Sign-On Bonus and the Relocation Benefits within thirty (30) days following the Termination Date if your employment is terminated for Cause or you resign without Good Reason, in either case, on or prior to the first (1st) anniversary of the Commencement Date, and you must repay fifty percent (50%) of the Sign-On Bonus and the Relocation Benefits within thirty (30) days following the Termination Date if your employment is terminated for Cause or you resign without Good Reason, in either case, after the first (1st) anniversary of the Commencement Date but on or prior to the second (2nd) anniversary of the Commencement Date.

4.	Additional Agreements; Confidentiality

4.1Non-Competition.  During the Employment Period and for a period of twelve (12) months thereafter, you shall not, directly or indirectly, (i) engage in (either as owner, investor, partner, employer, employee, consultant or director) or otherwise perform services for any business that competes with the Company or any of its Affiliates, provided, that the foregoing restriction shall not prohibit you from owning a passive investment of (a) not more than five percent (5%) of the total outstanding securities of any publicly traded company or (b) not more than two percent (2%) of any non-publicly traded entity through mutual funds, private equity funds, hedge funds or similar passive investment vehicles; or (ii) solicit, or cause any other person or entity to solicit, any customers or suppliers of the Company or any of its direct or indirect subsidiaries to terminate or otherwise adversely modify their relationship with the Company or applicable subsidiary.

4.2Non-Solicitation of Employees.  During the Employment Period and for a period of twenty-four (24) months following the Termination Date, you shall not, directly or indirectly, solicit or hire, or seek to influence the employment decisions of, any employee (other than your executive assistant) or other service provider of the Company or any of its Affiliates on behalf of any person or entity other than the Company.  Notwithstanding the foregoing, this provision shall not be violated by your providing a personal reference or by you posting a general advertisement not directed specifically at employees or other service providers of the Company.

4.3Confidentiality.  You agree that during the Employment Period and thereafter you shall hold in strict confidence any proprietary or Confidential Information (as defined below) related to the Company, except to the extent that such Confidential Information (i) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of your act or omission; (ii) is required to be disclosed by any law, regulation or order of any court, other tribunal, regulatory commission or administrative agency, provided, that to the extent legally permitted, you give prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order prior to such disclosure; or (iii) is required to be used or disclosed by you to perform properly your duties under this Agreement.  For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company, in whatever form, that is not generally known to the public, including without limitation customer lists, trade practices, marketing techniques, fit specifications, design, pricing structures and practices, research, trade secrets, processes, systems, programs, methods, software, merchandising, distribution, planning, inventory and financial control, store design, and staffing.  Upon termination of your employment for any reason, you shall not take, without the prior written consent of the Company, any drawing, specification or other document or computer record (in whatever form) of the Company embodying any Confidential Information and shall return any such information (in whatever form) then in your possession.  Notwithstanding the foregoing, nothing in this Agreement shall limit, restrict or in any other way affect your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity (without, in each case, prior notice to the Company).  You shall not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or for disclosing a trade secret in a complaint or other document filed in a lawsuit or other proceeding, so long as such filing is made under seal.

4.4Documents; Intellectual Property.  You agree to deliver promptly to the Company upon termination of your employment for any reason, or at any other time that the Company may so request, all documents (and all copies thereof), whether written, electronic or in any other form, relating to the business of the Company, and all property associated therewith, which you may then possess or have under your control; provided, that notwithstanding anything herein to the contrary, you may retain your calendar, contacts, personal correspondence, compensation documents and all information reasonably needed for tax return preparation.  You agree that all sketches, drawings, samples, design samples, designs, patterns, methods, processes, techniques, themes, layouts, mechanicals, trade secrets, copyrights, trademarks, patents, ideas, specifications, business or marketing practices, concepts, strategies, and techniques, and any other material or work product (individually and collectively, “Intellectual Property”) created, developed or assembled, whether or not by you, during and in connection with your employment with the Company, shall become the permanent and exclusive property of the Company, to be used in any manner it sees fit in its sole discretion, and that all rights to the Intellectual Property are vested in the Company.  You shall not communicate to the Company any ideas, concepts, or information of any kind (i) which were communicated to you in confidence by any third party prior to the date hereof; (ii) which you know or have reason to know are the proprietary information of any third party; or (iii) which are subject to any claim of proprietary interest by any third party.  Further, you shall adhere to and comply with the Company’s Code of Ethics and Business Practices.  All Intellectual Property created or assembled, whether or not by you, during and in connection with your employment with the Company, shall be the permanent and exclusive property of the Company.  You and the Company mutually agree that all Intellectual Property and work product created in connection with this Agreement which is subject to copyright shall be deemed to be “work made for hire,” and that all rights to such copyrights shall be vested in the Company.  If for any reason the Company cannot be deemed to have commissioned any such “work made for hire,” and its rights to copyright therefore are in doubt, then you agree not to claim to be the proprietor of such work prepared for the Company, and to irrevocably assign to the Company, at the Company’s expense, all rights in such copyright of the work prepared for the Company.  You further agree to execute any documentation reasonably necessary to assign over or vest any Intellectual Property in the Company.

4.5Cooperation.  You agree that during the Employment Period and thereafter, in the event that you are served with legal process or other request purporting to require you to testify, plead, respond, defend or produce documents, in each case, in connection with any legal or governmental proceeding, threatened proceeding, investigation or inquiry involving the Company or any of its Affiliates or their respective officers, directors, members, executives or associates, you shall, if legally permitted:  (i) provide testimony or Company documents only if served with a subpoena, court order or similar process from a regulatory agency or with the prior written consent of the Company; (ii) within three (3) business days or as soon thereafter as practical, provide oral notification to the Company’s General Counsel of your receipt of such process or request to testify or produce documents; and (iii) provide the Company’s General Counsel by overnight delivery service a copy of all legal papers and documents served upon you.  You further agree that in the event you are served with such process, you shall meet and confer with the Company’s designee(s) in advance of giving such testimony or information.  You also agree to cooperate reasonably with the Company or any of its Affiliates or, at the Company’s written request, their respective officers, directors, members, executives or associates, in connection with any existing, future or threatened litigation or governmental proceeding, investigation or inquiry involving the foregoing parties, whether administrative, civil or criminal in nature, in which and to the extent the Company deems your cooperation reasonably necessary.  You shall not be required to cooperate against your own legal interests.  The Company agrees to promptly reimburse you for your reasonable out-of-pocket expenses incurred in connection with the performance of your obligations under this Section 4.5 (including, to the extent permitted by applicable law, reasonable attorney fees incurred in the event you and the Company mutually agree that independent counsel is appropriate), subject to your presenting statements of such expenses in accordance with the Company’s policies and procedures as may be in effect from time to time.

4.6Enforcement.  You also agree that breach of the provisions in this Section 4 would cause the Company to suffer irreparable harm for which money damages would not be an adequate remedy and, therefore, if you breach any provision in this Section 4, the Company shall be entitled to seek an injunction restraining you from violating such provision without the posting of any bond.  If the Company institutes any action or proceeding to enforce the terms of any such provision, you hereby waive the claim or defense that the Company has an adequate remedy at law, and agree not to assert such claim or defense in such action or proceeding.  The foregoing shall not prejudice the Company’s right to seek to require you to account for and pay over to the Company the compensation, profits, monies, accruals and other benefits derived or received by you as a result of any transaction constituting a breach of any of the provisions set forth in this Section 4 if such breach occurs during the twenty-four (24) month period following your Termination Date.  Without limiting the foregoing, you further agree that, in the event your employment is terminated for any reason and you fail to comply with Section 4 of this Agreement, the Company shall have the immediate right to cease making any severance payments under Section 3.3 of this Agreement and shall have the right to require you to repay any severance payments that had been paid to you prior to the date of such breach.

5.	Representations

The parties hereto hereby represent and warrant that they each have the authority to enter into this Agreement and perform their respective obligations hereunder.  You hereby represent and warrant to the Company that (i) the execution and delivery of this Agreement and the performance of your duties hereunder shall not constitute a breach of or otherwise violate any other agreements, arrangements or commitments with any other party to which you are a party or by which you are bound; and (ii) you shall not use or disclose any confidential and/or proprietary information or trade secrets obtained by you in connection with any former employment with respect to your duties and responsibilities hereunder.  You further represent that you are not aware of any facts or circumstances that would adversely affect your ability to serve as Chief Executive Officer.

6.	Miscellaneous

6.1Notices.  Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four (4) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested, or one (1) day after it is sent by a reputable overnight courier service and, in each case, addressed as follows:

If to the Company:J. Crew Group, Inc.

225 Liberty Street

New York, NY 10281

Attention:  General Counsel

With copies to:TPG Global, LLC

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention:  Adam Fliss

and

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention:  Loretta Richard

If to you:To the address on file with the Company.

Or to such other address as any party may designate by notice to the other.

6.2Section 409A.  Notwithstanding anything to the contrary in this Agreement, it is the intent of the parties that this Agreement shall be interpreted and administered in a manner such that each payment or benefit hereunder either complies with, or is exempt from, the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (together, “Section 409A”).  Each installment payment provided hereunder shall be treated as a separate payment.  Any payment or benefit to be made or provided upon termination of your employment shall be made or provided only upon a “separation from service” within the meaning of Section 409A.  If any payment or benefit to be made or provided upon termination of your employment is determined to constitute “nonqualified deferred compensation” and you are determined to be a “specified employee,” each such term within the meaning of Section 409A, then such payment or benefit shall not be made or provided until the Company’s first regular date following the six (6)-month anniversary of the Termination Date or, if earlier, your death, and the payment made upon such payroll date shall include the aggregate of all payments that would have been paid prior to such payroll date if not for the operation of this sentence.  The amount of expenses eligible for reimbursement or in-kind benefits provided during any calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided during any other calendar year.  Reimbursement of any expense eligible for reimbursement shall be made no later than the last day of the calendar year following the calendar year in which such expense was incurred.  The right to reimbursement or any in-kind benefit shall not be subject to liquidation or exchange for any other benefit.  Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expense that you may incur on account of any noncompliance with Section 409A.

6.3Legal Fees.  The Company shall pay or reimburse you for your reasonable and actual legal fees incurred in connection with the negotiation and execution of this Agreement, up to a maximum amount of $25,000, subject to your presenting statements of such expenses in accordance with the Company’s applicable policies and procedures as may be in effect from time to time.

6.4Withholding.  The Company may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that the Company reasonably may determine are required or permitted to be withheld pursuant to any applicable law or regulation (it being understood that you shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

6.5Entire Agreement; Amendment and Waiver.  This Agreement constitutes the entire agreement and understanding between you and the Company with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous communications, agreements and understandings relating thereto. No provision of this Agreement may be modified, amended or waived unless such modification, amendment or waiver is specifically agreed to in writing and signed by you and an duly authorized officer of the Company.  The failure by either you or the Company at any time to require the performance by the other of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by you or the Company of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

6.6Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon you and the Company and each of your and its respective successors, executors, administrators, heirs and permitted assigns.  You may not assign any of your rights or duties hereunder to any other party, other than the assignment to your beneficiaries (or estate) of any amounts due to you following your death.  The Company may assign any or all of its rights under this Agreement to any of its Affiliates or to any successor to all or part of J Crew, including following the Madewell Separation.  Any assignment by the Company of its rights or obligations hereunder to any such Affiliate or successor shall not be a termination of the Employment Period for purposes of this Agreement, shall not, by itself, constitute Good Reason under this Agreement and following any such assignment, references to the Company and J Crew shall refer to such Affiliate or successor (or one of its Affiliates) and references to the Board shall refer to the board of directors or board of managers of such Affiliate or successor (or one of its Affiliates).

6.7Construction.  You and the Company acknowledge and agree that each of you has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision.  Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Rather, the terms of this Agreement shall be construed fairly as to both parties and not in favor of or against either party.  The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

6.8Severability.  If any provision of this Agreement (or portion thereof) is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction and subject to this Section 6.8, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering such provision or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction.  If any covenant is deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that its scope is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

6.9Governing Law.  This Agreement is a New York contract and shall be governed and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws principle that would result in the application of the laws of any other jurisdiction; provided, however, that, notwithstanding the foregoing, the Equity Agreements shall be subject to the governing law provisions contained therein.  Each party hereto hereby agrees to and accepts the exclusive jurisdiction of any court in New York County or the U.S. District Court for the Southern District of New York in connection with any action or proceeding arising from this Agreement or relating to the subject matter hereof, and hereby waives and agrees not to assert in any such action or proceeding, by way of motion, as a defense or otherwise, any defense relating to jurisdiction or forum non conveniens, and consents to service of process in any such action or proceeding by U.S. certified or registered mail.

6.10Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

If the terms of this Agreement meet with your approval, please sign and return one copy to me.

J. CREW GROUP, INC.

By:	/s/ LYNDA MARKOE
Name:	Lynda Markoe
Title:	Chief Administrative Officer

Accepted and agreed:

/s/ JAN SINGER
Jan Singer

Date: January 27, 2020

[Signature Page to Employment Agreement]